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                     UNDERWRITING AND DISTRIBUTION AGREEMENT


        THIS AGREEMENT, Made this 1st day of March, 1995, by and between Advantus Money Market Fund, Inc., a Minnesota corporation (the "Fund") and MIMLIC Sales Corporation (the "Underwriter").

        WITNESSETH:

        1.  UNDERWRITING SERVICES.

        The Fund hereby engages the Underwriter, and the Underwriter hereby agrees to act, as principal underwriter for the Fund in the sale and distribution of the shares of the Fund to the public, either through dealers or otherwise. The Underwriter agrees to offer such shares for sale at all times when such shares are available for sale and may lawfully be offered for sale and sold.

        2.  SALE OF FUND SHARES.

        Such shares are to be sold only on the following terms:

        (a) All subscriptions, offers, or sales shall be subject to acceptance or rejection by the Fund. Any offer or sale shall be conclusively presumed to have been accepted by the Fund if the Fund shall fail to notify the Underwriter of the rejection of such offer or sales prior to the computation of the net asset value of the Fund's shares next following receipt by the Fund of notice of such offer or sale.

        (b) No share of the Fund shall be sold by the Underwriter (i) for any consideration other than cash or, pursuant to an exchange privilege provided for by the Fund's currently effective Prospectus, shares of any other investment company for which the Underwriter acts as principal underwriter, or (ii), except in instances otherwise provided for by the Fund's currently effective Prospectus, for any amount less than the public offering price per share, which shall be determined in accordance with the Fund's currently effective Prospectus.

        3.  REGISTRATION OF SHARES.

        The Fund agrees to make prompt and reasonable efforts to effect and keep in effect, at its expense, the registration or qualification of its shares for sale in such jurisdictions as the Fund may designate.

        4.  INFORMATION TO BE FURNISHED TO THE UNDERWRITER.

        The Fund agrees that it will furnish the Underwriter with such information with respect to the affairs and accounts of the Fund as the Underwriter may from time to time


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reasonably require, and further agrees that the Underwriter, at all reasonable times, shall be permitted to inspect the books and records of the Fund.

        5.  ALLOCATION OF EXPENSES.

        During the period of this contract, the Fund shall pay or cause to be paid all expenses, costs, and fees incurred by the Fund which are not assumed by the Underwriter or Advantus Capital Management, Inc., a Minnesota corporation and the Fund's investment adviser ("Management"). The Underwriter shall pay all advertising and promotional expenses in connection with the distribution of the Fund's shares including paying for Prospectuses and Statements of Additional Information (if any) for new shareholders, shareholder reports for new shareholders, and the costs of sales literature.

        6.  COMPENSATION TO THE UNDERWRITER.

        It is understood and agreed by the parties hereto that the Underwriter will receive as compensation for services it performs hereunder, pursuant to a Plan of Distribution adopted by the Fund in compliance with Rule 12b-1 under the Investment Company Act of 1940, as amended, a monthly distribution fee based upon the average net assets of the Fund calculated as follows:

                            Monthly Distribution Fee
                             (as a percentage of the
                           Fund's average net assets)
                           --------------------------
                                   1/12 x .30%

        As set forth in said Plan of Distribution, the distribution fee shall be used by the Underwriter to compensate broker-dealers, including the Underwriter and its registered representatives, for their sale of Fund shares and to pay certain other expenses of selling Fund shares.

        7.  LIMITATION OF THE UNDERWRITER'S AUTHORITY.

        The Underwriter shall be deemed to be an independent contractor and, except as specifically provided or authorized herein, shall have no authority to act for or represent the Fund.

        8.  SUBSCRIPTION FOR SHARES--REFUND FOR CANCELLED ORDERS.

        The Underwriter shall subscribe for the shares of the Fund only for the purpose of covering purchase orders already received by it or for the purpose of investment for its own account. In the event that an order for the purchase of shares of the Fund is placed with the Underwriter by a customer or dealer and subsequently cancelled, the Underwriter shall forthwith cancel the subscription for such shares entered on the books of the Fund, and, if the Underwriter has paid the Fund for such shares, shall be entitled to receive from the Fund in refund of such payment the lesser of:

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        (a) the consideration received by the Fund for said shares; or

        (b) the net asset value of such shares at the time of cancellation by the Underwriter.

        9.  INDEMNIFICATION OF THE FUND.

        The Underwriter agrees to indemnify the Fund against any and all litigation and other legal proceedings of any kind or nature and against any liability, judgment, cost, or penalty imposed as a result of such litigation or proceedings in any way arising out of or in connection with the sale or distribution of the shares of the Fund by the Underwriter. In the event of the threat or institution of any such litigation or legal proceedings against the Fund, the Underwriter shall defend such action on behalf of the Fund at its own expense, and shall pay any such liability, judgment, cost, or penalty resulting therefrom, whether imposed by legal authority or agreed upon by way of compromise and settlement; provided, however, the Underwriter shall not be required to pay or reimburse the Fund for any liability, judgment, cost, or penalty incurred as a result of information supplied by, or as the result of the omission to supply information by, the Fund to the Underwriter, or to the Underwriter by a director, officer, or employee of the Fund who is not an interested person of the Underwriter, unless the information so supplied or omitted was available to the Underwriter or Management without recourse to the Fund or any such person referred to above.

        10.  FREEDOM TO DEAL WITH THIRD PARTIES.

        The Underwriter shall be free to render to others services of a nature either similar to or different from those rendered under this contract, except such as may impair its performance of the services and duties to be rendered by it hereunder.

        11.  EFFECTIVE DATE, DURATION AND TERMINATION OF
               AGREEMENT.

        The effective date of this Agreement shall be March 1, 1991. Wherever referred to in this Agreement, the vote or approval of the holders of a majority of the outstanding voting securities of the Fund shall mean the vote of 67% or more of such securities if the holders of more than 50% of such securities are present in person or by proxy or the vote of more than 50% of such securities, whichever is the lesser.

        Unless sooner terminated as hereinafter provided, this Agreement shall continue in effect only so long as such continuance is specifically approved at least annually (a) by the Board of Directors of the Fund, or by the vote of the holders of a majority of the outstanding voting securities of the Fund, and (b) by a majority of the directors who are not interested persons of the Underwriter or of the Fund cast in person at a meeting called for the purpose of voting on such approval.

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        This Agreement may be terminated at any time without the payment of any penalty by the vote of the Board of Directors of the Fund or by the vote of the holders of a majority of the outstanding voting securities of the Fund, or by the Underwriter, upon 60 days' written notice to the other party.

        This Agreement shall automatically terminate in the event of its assignment (as defined by the provisions of the Investment Company Act of 1940, as amended).

        12.  AMENDMENTS TO AGREEMENT.

        No material amendment to this Agreement shall be effective until approved by the Underwriter and by vote of majority of the Board of Directors of the Fund who are not interested persons of the Underwriter.

        13.  NOTICES.

        Any notice under this Agreement shall be in writing, addressed, delivered, or mailed, postage prepaid, to the other party at such address as such other party may designate in writing for receipt of such notice.

        IN WITNESS WHEREOF, The Fund and the Underwriter have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

                             Advantus Money Market Fund, Inc.



                             By      /s/ Paul H. Gooding
                                --------------------------------------
                                         Paul H. Gooding

                             Its President


                             MIMLIC Sales Corporation



                             By      /s/ Bardea C. Huppert
                                --------------------------------------
                                      Bardea C. Huppert

                             Its President

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